EXHIBIT 10.31
THIRD AMENDMENT TO LEASE
     This Third Amendment to Lease (this “Amendment”), dated as of June 1, 2004 (the “Amendment Date”), by and between iSTAR SUNNYVALE PARTNERS, L.P., a Delaware limited partnership (“Landlord”), and SILICON IMAGE, INC., a Delaware corporation (“Tenant”), amends and forms a part of the Lease, dated December 12, 2002, by and between Landlord and Tenant, as amended by the First Amendment to Lease dated July 23, 2003 and by the Second Amendment to Lease dated February 17, 2004 (collectively, the “Lease”).
RECITALS
     A. Capitalized terms used herein and not defined herein have the meanings specified in the Lease.
     B. Tenant currently leases the entirety of the interior space within the 1060 East Arques building and a 30,821 square foot portion of the interior space within the 1070/1080 East Arques building.
     C. Landlord and Tenant desire to amend the Lease to expand the Leased Premises to include the remaining portion of the interior space within the 1070/1080 East Arques building (the“Expansion Premises”), subject to the terms and conditions set forth herein. The Expansion Premises are depicted in Schedule 1 attached hereto and consist of approximately 28,163 square feet.
AGREEMENTS
     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Expansion of Leased Premises.
     a. On July 1, 2004 (the “Expansion Premises Commencement Date”), Landlord shall deliver the Expansion Premises to Tenant, and Tenant shall accept the Expansion Premises from Landlord “as is”, “where is” and with all faults, on and subject to the terms and conditions set forth in Paragraph 2.5 of the Lease. Notwithstanding the foregoing, Landlord shall be responsible to repair any defects in the HVAC system if it is not in good working order if: (i) Tenant notifies Landlord in writing of such defect on or before August 15, 2004, and (ii) such defect is not caused due to any actions by Tenant.
     b. Effective as of the Expansion Premises Commencement Date, the definition of the “Leased Premises” set forth in Article 1 of the Lease shall be deleted in its entirety and replaced with the following:
“(1) All of the interior space within the 1060 East Arques building, including stairwells, connecting walkways, and atriums, consisting of approximately 50,819 square feet and, for purposes of this Lease, agreed to contain said number of square feet and (2) all of the interior space within the 1070/1080 East Arques building, including stairwells, connecting walkways, and atriums, consisting of approximately 58,984 square feet and, for purposes of this Lease, agreed to contain said number of square feet.”
     2. Lease Expiration Date. The Lease Expiration Date with respect to the entire Leased Premises (including, without limitation, the Expansion Premises) shall be and remain July 31, 2010.

     3. Tenant’s Security Deposit. Within ten (10) days after the Amendment Date, Tenant shall deposit with Landlord the amount of fifty-five thousand one hundred ninety-nine dollars ($55,199.00) in order to increase Tenant’s Security Deposit to two hundred seven thousand two hundred forty-four dollars ($207,244.00).
     4. Abatement: Base Monthly Rent; First Month’s Prepaid Rent.
     (a) Provided that no Event of Default occurs, Base Monthly Rent for the period from the Amendment Date until March 31, 2005 shall be fully abated; provided that Tenant shall remain obligated to pay any and all Additional Rent due under the Lease during such period, including, without limitation, any Additional Rent related to the Expansion Premises from and after the Expansion Premises Commencement Date.
     (b) Effective as of April 1, 2005, the definition of “Base Monthly Rent” set forth in Article 1 of the Lease shall be deleted in its entirety and replaced with the following:
“$107,607.00 per month from April 1, 2005 for a period of 4 months. On August 1, 2005, and on August 1 during each subsequent year of the Lease Term (each an “Adjustment Date”), Base Monthly Rent shall be increased to an amount equal to one hundred three percent (103%) of the Base Monthly Rent in effect immediately prior to such Adjustment Date.”
     (c) Notwithstanding anything to the contrary herein, upon execution of this Amendment, Tenant shall pay to Landlord the April 1, 2005 installment of Base Monthly Rent set forth in Section 4(b) above; subsequent installments of Base Monthly Rent shall be payable on the first day of each calendar month beginning on May 1, 2005.
     5. Tenant’s Project Proportionate Share. Effective as of the Expansion Premises Commencement Date, the definition of the “Tenant’s Project Proportionate Share” set forth in Article 1 of the Lease shall be deleted in its entirety and replaced with fifty and 96/100 percent (50.96%).
     6. Tenant’s Building Proportionate Share. Effective as of the Expansion Premises Commencement Date, the definition of the “Tenant’s Building Proportionate Share” set forth in Article 1 of the Lease shall be deleted in its entirety and replaced with one hundred percent (100%).
     7. Area Plan for 1070/1080 East Arques Building. Effective as of the Expansion Premises Commencement Date, the Leased Premises shall include the entirety of the interior space within the 1070/1080 East Arques building, such that Exhibit “A-1” to the Lease, which exhibit delineates the portion of such building leased to Tenant prior to the Expansion Premises Commencement Date, will no longer apply. Accordingly, Exhibit “A-1” to the Lease, together with any and all references thereto in the Lease, shall be deleted in their entirety as of the Expansion Premises Commencement Date.
     8. Tenant Improvement Work; Allowance. Paragraph 2.7 of the Lease is hereby deleted in its entirety and replaced with the following:
“2.7 Tenant Improvement Work; Allowance. Landlord shall provide Tenant with an improvement allowance of up to seven hundred eighty-one thousand six hundred thirty dollars ($781,630.00) (the “Allowance”); provided, however, that three hundred sixty thousand six hundred twenty three and 15/100 dollars ($360,623.15) of such Allowance has already been used prior to the Amendment Date, leaving an available balance of up to four hundred twenty-one thousand six and 85/100 dollars ($421,006.85). The Allowance shall be used to reimburse Tenant only for direct, reasonable costs incurred by Tenant in designing, constructing and installing improvements in the Leased Premises (the “Tenant improvements”); provided, however, that the Allowance shall not be used to reimburse Tenant for any costs incurred by Tenant in connection with signage, furniture, trade fixtures, equipment or moving. The Tenant Improvements shall be designed, constructed and installed in accordance with plans and specifications to be reasonably approved in advance by Landlord and in accordance with all applicable laws, ordinances and regulations, and shall be constructed by a general contractor that is licensed in the State of California and reasonably approved in advance by Landlord. Tenant Improvement work may commence upon the completion and execution of all required documentation and receipt of all required approvals and permits. Landlord shall pay to Tenant the Allowance when Tenant provides to Landlord receipts for all Tenant Improvement work and evidence that all such work has been completed free and clear of all mechanics’ and materialman’s liens; provided that Landlord shall have no obligation to pay any portion of the Allowance for any Tenant Improvement work that has not been so completed by December 31, 2005.”
     9. Brokerage Commissions. Tenant represents, warrants and agrees that, except for Ted Eyre of BT Commercial, it has not had any dealings with any real estate broker(s), leasing agent(s), finder(s) or salesmen with respect to the subject matter of this Amendment, and that, subject to the immediately following sentence, it will indemnify, defend with competent counsel, and hold Landlord harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of Tenant’s agreement or promise (implied or otherwise) to pay (or to have Landlord pay) such a commission or finder’s fee by reason of the subject matter of this Amendment. For the transaction contemplated by this Amendment Landlord shall pay to BT Commercial a procuring fee equal to five percent (5%) of the Base Monthly Rent payable with respect to the Expansion Premises through the Lease Expiration Date, payable one-half (1/2) upon execution of this Amendment and one-half (1/2) on the Expansion Premises Commencement Date. Except as expressly provided in this Section 10 with respect to brokerage commissions payable with respect to this Amendment, Paragraph 14.2 of the Lease shall continue to apply and remain in full force and effect.
     10. Conflicts: No Other Amendment. In the event of a conflict between the provisions of this Amendment and the provisions of the Lease, the provisions of this Amendment shall control. Except as set forth in this Amendment, the provisions of the Lease remain in full force and effect.
     11. Entire Agreement. The Lease, as modified by this Amendment, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and may be further modified only by a writing signed by the parties hereto.
     12. Facsimile: Counterparts. This Amendment may be signed in multiple counterparts which, when signed by all parties, shall constitute a binding agreement. Landlord and Tenant agree that the delivery of an executed copy of this Amendment by facsimile shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Amendment had been delivered.

     In Witness Whereof, the parties have caused this Amendment to be duly executed as of the Amendment Date.

iSTAR SUNNYVALE PARTNERS, L.P., a
Delaware limited partnership, Landlord

By:	/s/ Erich Stiger

Its:	Vice President

SILICON IMAGE, INC., a Delaware corporation,
Tenant

By:	/s/ Robert Gargus

Its:

Schedule 1
Expansion Premises

Exhibit 10.31

1080 EAST ARQUES
SECOND FLOOR
Hatch indicates area not under this tenants space under the proposed demising location.

1070 / 1080 EAST ARQUES AVENUE . SECOND FLOOR PLAN

1/16" = 1'-0" 2

1080 EAST ARQUES
FIRST FLOOR
Hatch indicates area not under this tenants space under the proposed demising location.

AREA CALCULATION

1070 first floor	: 15,664 sf
1070 second floor	: 14,957 sf
1070 total	: 30,621 sf
1080 first floor	: 13,247 sf
1080 second floor	: 14,342 sf
1080 total	: 27,589 sf

1070 / 1080 EAST ARQUES AVENUE . FIRST FLOOR PLAN

1/16" = 1'-0" 1

1070-1080 EAST ARQUES AREA PLANS

P2.1